Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

January 22, 2003

Xcel Energy Announces Improved Liquidity Position

     MINNEAPOLIS – Xcel Energy (NYSE:XEL) has increased its liquidity at the holding company to about $300 million following completion of a new $100 million, nine-month term loan facility and the closing of the sale of Viking Gas Transmission Company.

     “At this time we have no need to draw on the facility, but it provides us flexibility and an additional source of liquidity, should we need it,” said Ben Fowke, Xcel Energy vice president and treasurer. “With the approximately $200 million of cash currently on hand at the holding company this will give us near-term liquidity of about $300 million. As we move forward throughout the year, we expect our cash position should continue to improve.”

     The facility, provided by King Street Capital and an affiliate of Perry Capital, carries a 9 percent per annum coupon rate and fees for early termination and extensions within the nine-month period. Perry and King Street are existing investors in the company. Specific terms are disclosed in the credit agreement filed with the SEC as an exhibit to a Form 8-K.

     “We remain hopeful that the uncertainty regarding NRG Energy will be resolved within the timeframe of this facility,” said Fowke. “When that happens we will consider other financing structures. Until that time, we think it’s in Xcel Energy’s best interest not to enter into longer-term transactions. We currently have pending before the SEC an application to increase our ability to issue securities.”

This announcement includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding resolution of NRG uncertainty and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG; the realization of expectations regarding the NRG restructuring plan and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

For more information, contact:
R C Kelly, Vice President and Chief Financial Officer	(612) 215-5372
R J Kolkmann, Managing Director, Investor Relations	(612) 215-4559
P A Johnson, Director, Investor Relations	(612) 215-4535

News media inquiries, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.